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                                                                       Exhibit 5






June 21, 2002


Sky Financial Group, Inc.
10 East Main Street
Salineville, Ohio  43945

Ladies and Gentlemen:

         Reference is made to the Registration Statement on Form S-4 ("Registration Statement") to be filed by Sky Financial Group, Inc. ("Sky Financial") in connection with the issuance of up to 5,121,464 shares of its common stock, no par value (the "Sky Financial Common Shares"), upon the terms and conditions set forth in the Agreement and Plan of Merger dated as of May 7, 2002, by and between Sky Financial Group, Inc. and Three Rivers Bancorp, Inc. ("Three Rivers") (the "Merger Agreement"), relating to the merger of Three Rivers with and into Sky Financial. We have examined such documents and matters of law as we have deemed necessary or appropriate for the purpose of rendering this opinion.

         Based upon the foregoing, we are of the opinion that the Sky Financial Common Shares, when issued by Sky Financial as contemplated in the Merger Agreement and the Registration Statement, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of our firm under the caption "Legal Opinions" in the proxy statement/prospectus contained therein.

                                       Respectfully submitted,


                                       /s/ Squire, Sanders & Dempsey L.L.P.
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                                       SQUIRE, SANDERS & DEMPSEY L.L.P.